EXHIBIT 99.1

Coil Tubing Technology 2012 Annual Results Show 40 Percent Increase in Revenue

Spring, TX – (Business Wire) – 03/27/2013 – Coil Tubing Technology, Inc. (OTCQB: CTBG), a leading provider of enterprise-class coil tubing products and services, announced that the Company has filed its Form 10-K with the Securities and Exchange Commission reporting results for the year ended December 31, 2012.

The Company's financial condition and results of operation improved dramatically in 2012 as compared to the prior fiscal year ended December 31, 2011. The Company continues to meet its goals of achieving year over year growth in revenues, gross profit and net income. Such improvements toward these goals are as follows:

•	The Company reported revenues of $7,764,984 for the year ended December 31, 2012, as compared to revenues of $5,541,131 for the same period ending December 31, 2011; an increase of $2,223,853 or 40%.
•	The Company reported net income of $752,268 for the year ended December 31, 2012, as compared to net income of $729,443 for the year ended December 31, 2011; an improvement of $22,823 or 3%.
•	The Company reported a gross profit of $4,344,722 for the year ended December 31, 2012, as compared to a gross profit of $3,315,261 for the same prior year ended December 31, 2011; an improvement of $1,029,461 or 31%.
•	The Company reported an increase of $1,020,235 in operating expenses, principally related to selling expenses, or 40% for the year ended December 31, 2012, as compared to the prior year ended December 31, 2011.
•	The Company's liquidity position improved by $2,145,907 for the year ended December 31, 2012, as compared to the prior year ended December 31, 2011; including a $1,176,564 increase in current assets and a decrease of $969,343 in current liabilities. Additionally, the Company continues to provide cash flow from its operations on a year over year comparison.
•	Lastly, the Company invested $1,323,887 in cash during the year ended December 31, 2012, primarily for the purchase of rental tools, machinery and equipment.

Mr. Jason Swinford, CEO of Coil Tubing Technology, Inc., commented, "During 2012, we experienced dramatic increases in the rental of our patented coil tubing products in the oil and gas sectors which in turn positively impacted the Company’s overall results and we anticipate we will continue to see very positive results in 2013."

Primary and fully-diluted net income per share for the twelve months ended December 31, 2012 was $.05 and $.04, respectively. Primary and fully-diluted net income per share for the twelve months ended December 31, 2011, was $.08 and $.07, respectively.

Mr. Jerry Swinford, Chairman of Coil Tubing Technology, Inc., commented, "During the calendar year 2012, we experienced very favorable results in expanding our product offerings both domestically and in Canada. In 2012 we continued to lay the foundation for future growth by expanding our patented product offerings through our sales networks. These efforts have resulted in CTT being able to expand its operational footprint into many different active oil and gas drilling regions to take advantage of the growth experienced by the oil and gas industry. Given the foundation that we have put in place during the last three years, we are already realizing substantially more revenues from all of our oil and gas services as evidenced by our results for calendar year 2012."

About Coil Tubing Technology, Inc.

Coil Tubing Technology, Inc. is a fully reporting public corporation located in Spring, Texas, and is the parent company of Coil Tubing Technology Holdings, Inc., a Nevada corporation, which in turn has three wholly-owned subsidiaries, Precision Machining Resources, Inc. (“PMR”) and Coil Tubing Technology, Inc. (“CTT Texas”), both Texas corporations and Coil Tubing Technology Canada Inc., an Alberta, Canada corporation (“CTT Canada”). The Company specializes in providing coil tubing products and service solutions to oil and gas clients on a regional, national and international basis. Its principals have been in the tool rental business for more than 40 years. For more information, please visit our website at www.coiltubingtechnology.com or call 281-651-0200.

Forward-Looking Statements

This press release contains forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product or services development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct (i) its own forward-looking statements, except as required by law, or (ii) those prepared by third parties that are not paid for by the Company.

Contact:

Coil Tubing Technology, Inc.

Mr. Jerry Swinford

281-651-0200

www.coiltubingtechnoloy.com